UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

Statement of Changes in Beneficial Ownership

Filed pursuant to section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Act of 1935 or Section 30(f) of the Investment Company Act of 1940

  Name and Address of Reporting Person:

         Adelaide P. McManus
         291 Round Hill Road
         Greenwich, CT 06830

  Issuer Name and Ticker or Trading Symbol:

         FactSet Research Systems Inc.  (FDS)

  IRS Number of Reporting Person, if an entity (voluntary)

          N/A

  Statement for Month/Year:

         March 2002

  If Amendment, Date of Original ( Month/Year):

          N/A

  Relationship of Reporting Person to Issuer:

         (  ) Director     (  ) Officer   (  ) 10% Owner

         (X) Other (specify below)

         Spouse of 10% owner

  Individual or Joint/Group Filing (Check Applicable Line)

         (X) Form filed by one reporting person

         ( ) Form filed by more then one reporting person

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
			4. Securities Acquired (A)
		3. Transaction Code	or Disposed (D)
1. Title of Security	2. Transaction Date	Code V	Amount	(A) or (D)	Price

FactSet Research	3/18/02	S	200	D	$38.14
Systems Inc.	3/18/02	S	400	D	$38.10
Common Stock	3/21/02	S	100	D	$36.74
	3/21/02	S	4,300	D	$36.50
	3/21/02	S	5,000	D	$37.20
	3/22/02	S	2,000	D	$38.00
	3/22/02	S	2,000	D	$38.25
	3/22/02	S	2,000	D	$38.50
	3/25/02	S	2,000	D	$38.70
	3/25/02	S	2,000	D	$39.00
	3/25/02	S	200	D	$39.11
	3/25/02	S	1,800	D	$39.10
	3/25/02	S	300	D	$39.00
	3/26/02	S	1,700	D	$39.50
	3/26/02	S	1,000	D	$39.25

  Amount of Securities Beneficially Owned at End of Month

          302,753

  Ownership Form:   Direct (D) or Indirect (I)

         D

  Nature of Indirect Beneficial Ownership

         N/A

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)
1. Title of	2. Conversion or	3. Transaction	4. Transaction	5. Number of Derivative
Derivative	Exercise Price	Date	Code	Securities Acquired (A)
Security	of Derivative			or Disposed (D)
Security

			Code V	(A) (D)

  Date Exercisable and Expiration Date (Month/Day/Year)

         N/A

  Title and Amount of Underlying Securities

         N/A

  Price of Derivative Security

         N/A

  Number of Derivative Securities Beneficially Owned at End of Month

         N/A

  Ownership Form of Derivative Security: Direct (D) or Indirect (I)

         N/A

  Nature of Indirect Beneficial Ownership

         N/A

Explanation of Responses:

Signature of Reporting Person

Date:	April 10, 2002	/s/ Adelaide P. McManus
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Adelaide P. McManus